                                                                      EXHIBIT 12


                          ORIUS CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   Pro
                                                  Forma                          Years Ended
                                                 --------    -------------------------------------------------------
                                                  1999(1)      1999        1998       1997        1996        1995
                                                 --------    -------------------------------------------------------
Pre tax income                                   $12,030     $15,033     $12,266     $4,168      $1,107         $24
                                                 -------     -------     -------     ------      ------      ------

Fixed Charges

Interest expense                                  62,429      11,149         450        178         139         108

Estimated amount of rent expense
  deemed to represent the Interest factor            595         595         136        138         120          61
Amortized finance costs                            2,372         755          --         --          --          --
                                                 -------     -------     -------     ------      ------      ------

Total fixed charges                               77,426      12,499         586        316         259         169
                                                 -------     -------     -------     ------      ------      ------
Earnings plus fixed charges                      $75,809     $27,532     $12,852     $4,484      $1,366        $193
                                                 =======     =======     =======     ======      ======      ======

Earnings to Fixed Charges                           1.18        2.20       21.93      14.19        5.27        1.14
                                                 =======     =======     =======     ======      ======      ======

(1) The pro forma ratio of earnings to fixed charges is based upon the application of pro forma adjustments to the historical financial statements of LISN, Orius and Acquired Businesses. Pro forma adjustments have been made to reflect the sale of the notes and the application of the net proceeds which were used to refinance portions of existing indebtedness. In addition, adjustments to reflect the application of purchase accounting to Acquired Businesses and the elimination of certain non recurring expenses have been reflected.